EXHIBIT 12.2

FILED BY EDGAR

June 23, 2003

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:

Rio Narcea Gold Mines, Ltd.

Form 20-F Annual Report (Amendment No.2)

Consent of Expert

Alan C. Noble, the undersigned, hereby consents to being named in Amendment No. 2 to the Company’s Annual Report as having reviewed the matters set forth in Item 4. Information on the Company – A. Recent Developments -- Off-take Agreement Signed for Aguablanca Project, and in Item 4. Information on the Company -- D.  Property, Plant and Equipment – Drilling and Sampling Procedures in connection with the preparation of the mineral resource and reserve estimates and the designing of the spacing of the drill holes for reserve calculation and mine planning.

Sincerely,

/s/ Alan C. Noble

Alan C. Noble, P.E.

Ore Reserves Engineering

Lakewood, Colorado

June 25, 2003